Exhibit 10.4

RESTRICTED STOCK UNIT AWARD - DIRECTOR

PURSUANT TO THE WIRELESS TELECOM GROUP, INC.

2021 LONG-TERM INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD (including the companion Terms and Conditions) is made as of the Grant Date by WIRELESS TELECOM GROUP, INC. (the “Company”) to ____________________________ (the “Participant”) subject to acceptance by the Participant.

Upon and subject to the provisions of the Plan and the Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Participant, the Restricted Stock Units described in Paragraph C below. Underlined and capitalized terms in Paragraphs A through F below shall have the meanings there ascribed to them therein or in the Plan.

A.	Grant Date: ______________, 20__.

B.	Plan Under Which Granted: Wireless Telecom Group, Inc. 2021 Long-Term Incentive Plan (the “Plan”).

C.	Restricted Stock Units: The number of Restricted Stock Units subject to the Award shall be __________________________ (_______). Each Restricted Stock Unit represents the Company’s unfunded and unsecured obligation to issue one share of the Company’s common stock, par value $0.01 per share, (collectively, the “Shares”) in accordance with this Award, subject to the terms of this Award and the Plan.

D.	Dividend Equivalents: The Restricted Stock Units shall not accrue dividend equivalents.

E.	Vesting Schedule: The Restricted Stock Units shall vest, if at all, on the day before the first anniversary of the Grant Date or, if earlier, the effective date of a Separation from Service due to death or Disability (the “Vesting Date”), provided the Participant has rendered continuous service to the Company as a member of its Board of Directors from the Grant Date until the Vesting Date. Restricted Stock Units that become vested in accordance with this Paragraph E are referred to herein as “Vested Stock Units.” If the Participant ceases to provide continuous service to the Company as a member of its Board of Directors prior to the Vesting Date, regardless of the reason, all of the Restricted Stock Units shall be forfeited as of the date the Participant ceases to be a member of the Board of Directors.

F.	Settlement of Vested Stock Units: Subject to the Terms and Conditions, the Shares attributable to the Vested Stock Units will be settled by delivery of such Shares in kind to the Participant or, if applicable, the Participant’s permitted beneficiary on a date selected by the Company that is no later than thirty (30) days following the first to occur of the following events: (i) the third anniversary of the Grant Date; (ii) Separation from Service following, or coincident with, a Vesting Date, regardless of the reason; or (iii) a Change in Control following, or coincident with, a Vesting Date (as applicable, the “Distribution Date”).

IN WITNESS WHEREOF, the Company and the Participant have executed this Award as of the Grant Date set forth above.

PARTICIPANT:	WIRELESS TELECOM GROUP, INC.:

By:

Signature of Participant	Title:

TERMS AND CONDITIONS TO THE

RESTRICTED STOCK UNIT AWARD - DIRECTOR

PURSUANT TO THE WIRELESS TELECOM GROUP, INC.

2021 LONG-TERM INCENTIVE PLAN

1.       Settlement and Delivery of Vested Stock Units.

(a)       On the applicable Distribution Date, the Company shall issue and deliver a share certificate, or make or caused to be made an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, representing the number of Shares attributable to Vested Stock Units to the Participant or, if applicable, the Participant’s permitted beneficiary in settlement of the Participant’s rights under this Award.

(b)       The Company shall not be required to issue a fractional share (or cash in lieu of a fractional share) upon the settlement of the Award.

(c)       Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary, if Participant is a “specified employee” (within the meaning of Code Section 409A) on the date of Separation from Service, then any settlement occurring with respect to such Separation from Service under this Award will be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), and the Shares will be settled during the ten-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service, or (ii) the date of Participant’s death. Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Participant’s death), all Shares deferred pursuant to this Subsection (c) will be delivered to Participant (or Participant’s estate or permitted beneficiary, in the event of Participant’s death) in a lump sum.

2.       Rights as Shareholder. Until the Shares to be received in settlement of the Vested Stock Units are issued to the Participant or, if applicable, the Participant’s permitted beneficiary, neither the Participant nor the permitted beneficiary shall have any rights as a shareholder with respect to the either Restricted Stock Units or Vested Stock Units. Except as otherwise provided in Section 5 hereof, the Company shall make no adjustment for any dividends or distributions or other rights on or with respect to the Shares issued in settlement of the Vested Stock Units for which the record date is prior to the issuance of that stock certificate or, if applicable, until the appropriate book entry is recorded.

3.       Restrictions on Transfer. Except for the transfer by bequest or inheritance, neither the Participant nor any permitted beneficiary shall have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Stock Units (including, without limitation, Vested Stock Units). Any such disposition not made in accordance with this Award shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Award.

4.       Legends on Shares. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing the Shares issued pursuant to this Award.

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5.       Change in Capitalization.

(a)       The number and kind of shares of Stock subject to the Restricted Stock Units (including, without limitation, Vested Stock Units) shall be proportionately adjusted by the Committee for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Stock to change, such as an extraordinary dividend or other distribution, recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or similar corporate transaction.

(b)       In the event of any merger, consolidation, or other reorganization in which the Company does not survive, or in the event of a Change in Control, the Committee may make such adjustments with respect to the Restricted Stock Units (including, without limitation, Vested Stock Units) and take any of the following actions as it deems necessary or appropriate: (i) continuation of the Award by the surviving entity; (ii) the assumption or substitution of the Award by the surviving entity or its parent or subsidiary; or (iii) except as otherwise determined by Paragraph F of the Award and subject to compliance with Code Section 409A, settlement of the value of the Award in cash or cash equivalents or other property followed by the cancellation of the Award.

(c)       No fractional shares shall be created in making any adjustment pursuant to this Section 5. Instead, any adjustment pursuant to this Section 5 that would otherwise result in a fractional Restricted Stock Unit or Share becoming subject to the Award shall be further adjusted to round down the numbers of Restricted Stock Units or Shares to the next lowest Restricted Stock Unit or Share, as applicable.

(d)       All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Participant and any beneficiary. Any action taken by the Committee need not treat all recipients of equity incentives equally.

(e)       The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to its Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.       Section 409A. This Award is intended to comply with, or otherwise be exempt from, Code Section 409A, as applicable. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

7.       Governing Laws. This Award shall be construed, administered, and enforced according to the laws of the State of New Jersey; provided, however, no Shares shall be issued except, in the reasonable judgment of the Board of Directors, in compliance with exemptions under applicable state securities laws of the state in which Participant resides, and/or any other applicable securities laws.

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8.       Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.       Notice. Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission, or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Award shall be given to the parties hereto at the following addresses: to the Company (attention of the Secretary), at the principal office of the Company or at any other address as the Company, by notice to Participant, may designate in writing from time to time; and to Participant, at Participant’s address as shown on the records of the Company, or at any other address as Participant or, if applicable, the Participant’s beneficiary, by notice to the Company, may designate in writing from time to time pursuant to provisions of this Section 9.

10.       Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal, or unenforceable provision or portion thereof had never been contained herein.

11.       Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter. The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award. The Committee’s interpretations and determinations in this regard shall be final and binding on the Participant.

12.       Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

13.       Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.       No Right to Continued Service. Neither this Award nor the issuance of the Restricted Stock Units hereunder shall be construed as giving Participant the right to continued service with the Company or any affiliate.

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